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                                                                    EXHIBIT 10.5

Monroe Bank & Trust Executive Death Benefit Only Plan

The following agreement was entered into by the Bank and each of its named executive officers:

        1.  H. Douglas Chaffin

        2.  Donald M. Lieto

        3.  James E. Morr

        4.  Thomas G. Myers

        5.  John L. Skibski

      Management of Monroe Bank has been working to restructure the current Group Term Carve Out Plan ("GTCO"). The reason for this restructuring is twofold. First, under the current GTCO Plan, an endorsement split dollar arrangement is utilized, which subjects the participant to taxes on imputed income each year. In the later years, this cost can be significant. Second, Monroe Bank has been purchasing Bank Owned Life Insurance policies that are not properly aligned with the participant's benefit, making it difficult to continue to purchase such coverage due to restrictions on how much life insurance the bank may own.

      The new Death Benefit Only Plan addresses both of these issues. Under the new Plan, participants will no longer be subject to being taxed on imputed income. In addition, the bank will purchase new life insurance policies that more closely align with participant benefits, and thus will be better able to properly finance the benefits.

      Your benefits will not change. Monroe Bank values your contribution and thus is pleased to provide its key executives with this continued benefit. This communication packet will provide you with additional information on this new plan. Included in the packet is an overview of the new plan, as well as a Question & Answer section. Please read this material, then complete the documents/forms listed below.

Steps to Implement the New DBO Plan

- Review the enclosed Plan Overview and Questions & Answers

- Complete the Consent to Insure form, providing information where indicated, and sign.

- Sign the Participation Agreement, indicating your acknowledgement that the current GTCO Plan will be terminated and that the new DBO Plan will be implemented.

- Place these forms in the pre-addressed envelope provided and return to Monroe Bank.

If you should have any questions regarding the plan, please feel free to call.

Plan Overview
Current Group Term Carve Out Plan

The current Group Term Carve Out Plan ("GTCO") is provided through an endorsement split dollar life insurance policy with the economic benefit of the policy death benefit imputed as taxable income annually. The benefit provided is a multiple of base salary, per the schedule below:

Preretirement Death Benefit:    2 times Base Salary less $50,000 Group Term
Postretirement Death Benefit:   1 times Final Base Salary

The cost to the participant for this plan is the tax on the imputed income assessed to the participant until the benefit is actually paid at the participant's death.

Effective March 1, 2006, the GTCO Plan will be terminated, and replaced with a similar benefit.

New Death Benefit Only Plan

Participant Benefits

Participant benefits will be unchanged from the current plan. Under the new Death Benefit Only ("DBO") Plan, participants will be provided a death benefit per the following schedule:

Preretirement Death Benefit:    2 times Base Salary less $50,000 Group Term
Postretirement Death Benefit:   1 times Final Base Salary

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Implementation of the New SMLIP

The new DBO Plan will be implemented effective March 1, 2006. In order to implement the new DBO Plan, participants must complete the necessary forms to be insured under a new policy, and must sign a Participant Agreement.

Cost to the Participant

Under the new DBO Plan, participants will no longer have imputed income calculated that is subject to income taxes. The new death benefit will be paid to the participant's designated beneficiary, and will be fully subject to income taxes. As a result, Monroe Bank will gross up the amount payable for the tax cost on the benefit paid. As a result, the participant's beneficiary will receive an after-tax benefit that is equal to the benefit under the current plan.

Questions & Answers

1.    Q: Why is the current GTCO Plan being replaced with a new DBO Plan?

      A: The current GTCO Plan uses an endorsement split dollar approach. The bank is the owner of a life insurance policy, with a portion of the death benefit endorsed to the participant. Each year, the participant has an imputed income from his/her portion of the death benefit. The participant is then subject to income taxes on this imputed income. In the later years of the participant's life, this imputed income can become very costly to the participant, who must pay taxes on this amount. The new plan eliminates this imputed income, and thus the related income taxes. In addition, the bank was utilizing certain BOLI policies to finance the GTCO Plan, making it difficult to align the policy with the benefit being provided. Under the new arrangement, the bank will purchase specially designed life insurance policies that more closely align with the benefits being provided.

2.    Q: Will the new DBO Plan change my benefit?

      A: No. Your current benefit will not change as a result of the new DBO Plan. Your designated beneficiary will still receive from Monroe Bank a benefit based on the following schedule:

Preretirement Death Benefit     2 time Base Salary less $50,000 Group Term
Postretirement Death Benefit    1 time Final Base Salary

3.    Q: How is the new DBO Plan structured?

      A: Monroe Bank will purchase a life insurance policy, of which Monroe Bank will be the owner and beneficiary, and you will be the insured. The death benefits will be payable to your designated beneficiary, and will be fully taxable to the recipient. Monroe Bank will gross up the amount payable for the tax cost on the benefit paid. As a result, the participant's beneficiary will receive an after-tax benefit that is equal to the benefit under the current plan.

4.    Q: Will I have any ownership rights to the policy that is owned by Monroe
      Bank?

      A: No. Monroe Bank will be the owner and beneficiary of the policies. Participants will have a right to expect the benefit to be paid by Monroe Bank. However, you will have no ownership rights to the life insurance policies.

5.    Q: What will be my cost in the new DBO Plan?

      A: The participant will incur no cost in the new Plan. At the end of 2006, imputed income will be calculated based on the period from January 1, 2006 to February 28, 2006, the date the GTCO Plan will be terminated. Income taxes will be due on the amount of the imputed income. As of March 1, 2006, imputed income calculations will cease.

6.    Q: How am I involved in the restructuring of the SMLIP?

      A: You must complete a Participation Agreement authorizing the release of your participation in the current GTCO Plan and split dollar agreement. In addition, you will need to complete other insurance forms being provided to you.

7.    Q: Is a medical examination necessary to obtain these new policies?

8.    A: No. You will not be required to take a medical examination.

9.    Q: Will my health affect my benefit in the restructured DBO?

      A: No. Regardless of your health, Monroe Bank will provide the promised benefit.

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Participation Agreement

For Executives currently participating in the Group Term Carve Out Plan

I. I acknowledge that communication materials have been presented to me and I understand the terms and conditions of the new Death Benefit Only ("DBO") plan.

II. I acknowledge that the Group Term Carve Out Plan set up for me by Monroe Bank & Trust, will terminate, and a new DBO plan will be implemented.

III. I acknowledge that I will complete any and all insurance underwriting requirements, including, but not necessarily limited to, written applications, medical exams or verbal questionnaires.

IV. I acknowledge Monroe Bank will take any and all steps necessary to implement the new DBO Plan by having a new Corporate Variable Universal Life insurance policy issued by Sun Life Insurance Company. I understand that Monroe Bank will be the sole owner and beneficiary of the policy.

V. I understand that my benefit is an obligation to pay by Monroe Bank and whereby any assets purchased to finance this benefit are to be solely owned by Monroe Bank.

VI. I understand that nothing in the new DBO Plan or this form shall be considered to be a contract of employment between Monroe Bank and myself. I also understand that nothing contained in the new DBO Plan or this form shall give me the right to be retained as a employee of Monroe Bank or to interfere with the right of Monroe Bank to release me or any other employee at any time, nor shall it give Monroe Bank the right to require me or any employee to remain contracted to it or to interfere with my or any employee's right to terminate employment status at any time.

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Full Name of Participant

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Signature of Participant     Date

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